UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2015

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont		05701
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Casella Waste Systems, Inc. (the “Company”) is disclosing under Item 7.01 of this Current Report on Form 8-K the information included as Exhibit 99.1. The information furnished pursuant to Item 7.01, including Exhibit 99.1, of this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. As such, this information shall not be incorporated by reference into any of the Company’s reports or other filings made with the Securities and Exchange Commission. The furnishing of the information in this Current Report is not intended to, and does not, constitute a determination or admission by the Company that the information in this Current Report is material, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01.	Other Events.

Preliminary Financial Results

The Company plans to release financial results for the eight-month transition period ended December 31, 2014 (“transition period 2014”) on February 25, 2015. The Company is providing the following preliminary estimated financial results ahead of such release. However, these results are subject to adjustment since the audit of the Company’s consolidated financial statements has not yet been completed for transition period 2014:

•	Revenues are expected to be approximately $368.4 million for transition period 2014, as compared to the previously disclosed guidance range of between $356.0 million and $366.0 million for the same period, and as further compared to revenues of $340.1 million for the eight months ended December 31, 2013.

•	Adjusted EBITDA* is expected to be between approximately $74.0 million and $75.0 million for transition period 2014, as compared to the previously disclosed guidance range of between $71.0 million and $75.0 million for the same period, and as further compared to Adjusted EBITDA* of $73.0 million for the eight months ended December 31, 2013.

•	Capital expenditures are expected to be approximately $55.0 million for transition period 2014, as compared to the previously disclosed guidance range of between $52.0 million and $55.0 million for the same period.

The Company is also providing preliminary estimated financial results for the 12 months ended December 31, 2014:

•	Revenues are expected to be approximately $525.9 million for the 12 months ended December 31, 2014.

•	Adjusted EBITDA* is expected to be between approximately $96.0 million and $97.0 million for the 12 months ended December 31, 2014.

•	Free Cash Flow* is expected to be between approximately ($10.2) million and ($9.2) million for the 12 months ended December 31, 2014.

These preliminary estimated financial results have been prepared by and are the responsibility of management. Neither the Company’s independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the preliminary estimated financial results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. These preliminary estimated financial results, and the financial information relating to December 31, 2014 and the 2014 transition period included below, may be subject to adjustment as a result of completion of the audit of the Company’s financial statements.

Following is a reconciliation, in the form of a range (except for the eight months ended December 31, 2013), of Adjusted EBITDA* to Net Loss ($ in millions):

	Twelve Months Ended		Eight Months Ended December 31,
	December 31, 2014		2014		2013
	Low End	High End	Low End	High End
Net Loss	$(29.4)	$(24.7)	$(6.2)	$(1.4)	$(4.1)
Income from discontinued operations, net	—	—	—	—	(0.3)
Loss on disposal of discontinued operations, net	—	—	—	—	0.4
Provision for income taxes	1.6	1.0	1.0	0.4	1.2
Other income, net	(0.4)	(0.5)	(0.4)	(0.6)	(0.5)
Interest expense, net	38.5	37.5	25.9	25.0	25.2
(Income) expense from divestiture, acquisition and financing costs	(0.5)	(0.6)	(0.5)	(0.6)	0.1
Severance and reorganization costs	0.5	0.4	—	—	0.2
Environmental remediation charge	1.0	0.9	1.0	0.9	0.4
Depreciation and amortization	61.6	60.7	42.0	41.0	40.6
Fiscal year-end transition costs	0.6	0.5	0.6	0.5	—
Asset impairment charge	7.5	7.5	—	—	—
Gain on settlement of acquisition related contingent consideration	(1.1)	(1.1)	—	—	—
Development project charge	1.4	1.4		—	—
Depletion of landfill operating lease obligations	10.9	10.5	8.0	7.6	7.0
Interest accretion on landfill and environmental remediation liabilities	3.8	3.5	2.6	2.2	2.8

Adjusted EBITDA*	$96.0	$97.0	$74.0	$75.0	$73.0

Following is a reconciliation, in the form of a range, of Free Cash Flow* to Net Cash Provided by Operating Activities ($ in millions):

	Twelve Months Ended
	December 31, 2014
	Low End	High End
Net Cash Provided by Operating Activities	$61.0	$63.2
Capital expenditures	(66.7)	(67.7)
Payments on landfill operating lease contracts	(5.4)	(5.5)
Proceeds from sale of property and equipment	0.9	0.8

Free Cash Flow *	$(10.2)	$(9.2)

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles in the United States (GAAP), the Company also discloses earnings before interest, taxes, depreciation and amortization, adjusted for accretion, depletion of landfill operating lease obligations, gain on sale of assets, development project charge write-offs, legal settlement costs, tax settlement costs, bargain purchase gains, asset impairment charges, environmental remediation charges, severance and reorganization costs, (income) expenses from divestiture, acquisition and financing costs, gains on the settlement of acquisition related contingent consideration, fiscal year-end transition costs, as well as losses on divestiture (Adjusted EBITDA) which is a non-GAAP measure. The Company also discloses Free Cash Flow, which is defined as net cash provided by operating activities, less capital expenditures (excluding acquisition related capital expenditures), less payments on landfill operating leases, less assets acquired through financing leases, plus proceeds from the sale of property and equipment, plus contributions from non-controlling interest holders, which is a non-GAAP measure. Adjusted EBITDA is reconciled to net income (loss) as presented above, while Free Cash Flow is reconciled to net cash provided by operating activities as presented above.

The Company presents Adjusted EBITDA and Free Cash Flow because it considers them important supplemental measures of its performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s results. Management uses these non-GAAP measures to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing Adjusted EBITDA and Free Cash Flow to investors, in addition to corresponding income statement and cash flow statement measures, affords investors the benefit of viewing its performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business has performed. The Company further believes that providing this information allows its investors greater transparency and a better understanding of its core financial performance. In addition, the Current Senior Credit Facility (defined below), the indenture governing the Company’s 7.75% senior subordinated notes due 2019 and the ABL Facility, if consummated, use EBITDA (with additional adjustments) to measure the Company’s compliance with covenants such as interest coverage, leverage and debt incurrence.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA and Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA and Free Cash Flow presented by other companies.

Senior Subordinated Notes Offering

On February 6, 2015, the Company announced that it has commenced an underwritten public offering (the “Notes Offering”) of $60.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019 (the “Notes”) pursuant to the Company’s effective Registration Statement on Form S-3 (File No. 333-200784). The Notes are being offered as additional notes under the indenture, dated as of February 7, 2011 (the “Indenture”), pursuant to which the Company previously issued $325.0 million aggregate principal amount of 7.75% senior subordinated notes due 2019. The Notes Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Notes Offering may be completed or as to the actual size or terms of the Notes Offering.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

New Senior Revolving Credit Facility

Following the closing of the Notes Offering, the Company expects to enter into a new senior secured asset-based revolving credit and letter of credit facility (the “ABL Facility”) to refinance the Company’s existing senior revolving credit and letter of credit facility due March 18, 2016, entered into on March 18, 2011 and amended as of April 12, 2012, September 20, 2012 and June 25, 2013 (the “Current Senior Credit Facility”). The Company expects that the ABL Facility, under which the Company and its subsidiaries (subject to certain exceptions) will be co-borrowers or guarantors, will provide for revolving loans and letters of credit in the aggregate amount of at least $175.0 million, subject to availability under a borrowing base formula. The Company expects to have the right to increase aggregate commitments under the ABL Facility by up to $100.0 million, provided that the Company is not in default at the time of increase and all other conditions in the governing documents have been met, subject to the receipt of commitments from lenders for such additional amount. Certain financial institutions, including affiliates of certain of the underwriters of the Notes Offering, have provided commitments on the terms and subject to the conditions stated in their letters, which commitments, in aggregate, equal or exceed the minimum targeted size of the ABL Facility. The Company believes that agreement in principle has been reached with the lenders on the terms and conditions for the ABL Facility. The effectiveness of the ABL Facility is expected to occur upon the final approval by the Company and the lenders, subject to definitive agreements and the Company’s satisfaction of customary closing conditions, including the Company’s delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding. We cannot assure you that the ABL Facility will become effective or, if it becomes effective, on what terms. The closing of the Notes Offering is not contingent upon the effectiveness of the ABL Facility. The effectiveness of the ABL Facility is expected to be contingent upon the closing of the Notes Offering.

Borrowing Base. The ABL Facility is expected to be available for loans and letters of credit in the aggregate amount of at least $175.0 million or, if less, the borrowing base. The Company expects that the borrowing base will be determined based on the sum of (a) 85% of eligible accounts receivable; plus (b) the lesser of (i) 50% of the lesser of the cost or market value of eligible inventory and (ii) $2.5 million; plus (c) the lesser of (i) 125% of the net book value of eligible vehicles and (ii) 85% of the net orderly liquidation value of eligible vehicles; plus (d) the lesser of (i) the lesser of (A) 125% of the net book value of eligible non-residential containers and compactors and (B) 85% of the net orderly liquidation value of eligible non-residential containers and compactors and (ii) $25.0 million; plus (e) the lesser of (i) the lesser of (A) 85% of the net orderly liquidation value of eligible equipment and (B) 125% of the net book value of eligible equipment and (ii) $40.0 million; plus (f) (i) the lesser of (A) $35.0 million, and (B) the sum of (x) $22.1 million and (y) 75% of the appraised value of eligible real estate added after the closing date minus (ii) the cumulative quarterly amortization adjustment amounts with respect to real estate included in the borrowing base; minus (g)(i) if borrowing base real estate is greater than $25.0 million, an amount equal to any excess over 100% of net book value of eligible equipment, vehicles and non-residential containers and compactors included in the borrowing base, and (ii) if borrowing base real estate is equal to or less than $25.0 million, zero; and minus (h) reserves as the agent under the ABL Facility shall establish. Under the terms and conditions of the ABL Facility, the borrowing base may be increased to include certain property after the closing date of the ABL Facility. The borrowing base formula and asset eligibility requirements are subject to adjustment. As of December 31, 2014, the estimated borrowing base would have been approximately $148.0 million.

Conditions to the ABL Facility. The closing of the ABL Facility is expected to be subject to the satisfaction of customary closing conditions, including the Company’s delivery of title insurance for mortgaged properties and a borrowing base report showing that the sum of availability under the ABL Facility (the borrowing base minus outstanding borrowings and letters of credit) plus up to $6.0 million of unused restricted cash comprised of proceeds of the New York Bonds is not less than $32.5 million after giving effect to the initial funding.

Interest Rates. Amounts outstanding under the ABL Facility are expected to accrue interest, at the Company’s option, at a rate per annum equal to either: (1) the base rate, as defined in the ABL Facility, or (2) a LIBOR rate, as defined in the ABL Facility, in each case plus an applicable interest margin, except that swingline loans bear interest at the base rate plus the applicable interest margin. The applicable interest margin for loans under the ABL Facility is expected to be determined based on the Company’s ratio of consolidated funded debt to consolidated EBITDA, each as defined in the ABL Facility, and is expected to range from 1.75% per annum to 2.50% per annum for LIBOR rate loans and 0.75% per annum to 1.50% per annum for base rate loans. The interest rate otherwise payable under the ABL Facility is expected to be subject to increase by 2.0% per annum during an event of default.

Fees and Expenses. Certain customary fees and expenses are expected to be payable to the lenders and the administrative agent under the ABL Facility, including a commitment fee on the unused portion of the revolving credit facility, which is expected to range from 0.25% to 0.375% per annum based on the amount of unused commitments. The Company expects to pay the lenders a fee for letters of credit equal to the applicable interest margin for LIBOR rate loans under the ABL Facility, subject to increase by 2.0%

per annum during an event of default. The Company also expects to pay the issuing bank of any letter of credit a fronting fee equal to 0.25% per annum of the face amount of such letter of credit (subject to increase by 2.00% per annum during an event of default), plus customary issuance, administrative and other fees and costs.

Maturity. Revolving loans under the ABL Facility are expected to be available until the maturity date on which date all revolving loans will be due and payable and the commitments will terminate. The maturity date of the ABL Facility is expected to be the earlier of (a) 5 years after the closing date thereof, and (b) 90 days prior to the scheduled maturity date of any then outstanding notes (including any permitted refinancing thereof).

Security and Guarantees. All obligations under the ABL Facility (including certain obligations under hedging and cash management arrangements entered into with the lenders under the ABL Facility or their affiliates) are expected to be secured by a first priority security interest in substantially all of the Company’s existing and future assets, including real property, motor vehicles and a pledge of the stock or other equity interests of substantially all of the Company’s subsidiaries.

Covenants and other Provisions. The ABL Facility is expected to contain, among other things, certain conditions to borrowing, affirmative covenants and negative covenants, which negative covenants will limit, subject in certain cases to certain basket amounts and exceptions:

•	the existence of additional indebtedness (including, guarantees and other contingent obligations);

•	the existence of liens or other encumbrances or pledges, or the granting of negative pledges;

•	investments, loans and advances;

•	mergers, consolidations, acquisitions and sales or other transfers of assets;

•	the payment of dividends and distributions and repurchases of equity;

•	prepayments of the Notes and certain other debt instruments and amendments of documents governing such debt instruments;

•	change in lines of business;

•	use of loan proceeds; and

•	certain transactions with affiliates.

The ABL Facility is expected to require the Company to maintain a certain minimum EBITDA measured at the end of each fiscal quarter. Additionally, during certain periods based upon availability of revolver loans being less than an agreed amount, the ABL Facility is expected to require the Company to meet financial ratios, including, without limitation:

•	a minimum consolidated EBITDA to fixed charge coverage ratio; and

•	a maximum consolidated first lien funded debt to consolidated EBITDA ratio.

Events of Default. The ABL Facility is expected to contain customary events of default, including, among other things:

•	payment defaults;

•	inaccuracy or breaches of representations and warranties;

•	covenant defaults;

•	cross-defaults to certain other debt, including the Notes;

•	events of bankruptcy and insolvency;

•	judgment defaults;

•	impairment of security interests in collateral;

•	a change of control, as defined in the ABL Facility (and including a change of control as defined in the Indenture);

•	certain violations of ERISA;

•	failure of the subordination provisions of senior subordinated debt (including the subordination provisions governing the Notes); and

•	failure of the obligations under the Current Senior Credit Facility to constitute “senior debt” and “designated senior debt” (or substantively equivalent terms) under the Notes or any future senior subordinated indebtedness.

Waiver and Modification. It is expected that the terms of the ABL Facility may be waived or modified upon approval by the Company and the required percentage of the lenders (including, in some cases where applicable, two-thirds of the lenders, all of the lenders, or only the affected lenders).

The foregoing description of the ABL Facility is a summary of the material provisions as currently anticipated to be included in final documentation and is subject to execution and delivery of definitive documentation. The Company cannot assure that the ABL Facility will become effective or, if it becomes effective, on what terms.

Sale of Assets

The Company is currently negotiating a transaction to sell certain assets of the Casella-Altela Regional Environmental Services, LLC (“CARES”) water treatment facility. The Company has a 51% ownership interest in CARES and consolidates the assets, liabilities and results of operations of CARES into the Company’s consolidated financial statements. At April 30, 2014, the Company determined that certain assets of CARES were no longer operational and initiated a plan to shut down the operations of CARES, resulting in an impairment charge of $7.5 million. The remaining book value of the assets of CARES at December 31, 2014 was $0.7 million. The Company is currently negotiating to sell the remaining assets of CARES for total consideration of $3.5 million, resulting in a gain on sale of assets of up to $2.8 million, 49% of which will be attributable to its noncontrolling interest partner. In connection with this transaction, the Company also plans to sell certain wholly-owned equipment and real estate to the same buyer for total consideration of $1.1 million, resulting in a gain on sale of assets of up to $1.1 million. The Company expects to complete this transaction in the first quarter of fiscal year 2015. The foregoing description of the CARES transaction is an overview of the transaction as currently anticipated and is subject to execution and delivery of definitive documentation. The Company cannot assure that the CARES transaction will be consummated or, if it is consummated, on what terms.

Southbridge Landfill Environmental Remediation Settlement

As previously reported, on or about August 24, 2013, the Company experienced the movement of stockpiled earth at its Southbridge landfill in Southbridge, Massachusetts. The stockpiled materials consisted of soil removed and relocated to create space for the construction of additional landfill airspace at the landfill. The earth had been relocated and stored during the fall, winter and spring construction seasons of fiscal year 2013. The movement caused some of the stockpiled earth to enter wetlands on property owned by the Company.

The Company has reached agreement on the terms of a Consent Judgment with the Massachusetts Attorney General (“MAAG”), which was approved by the Superior Court of Massachusetts on December 10, 2014. The settlement requires the Company to pay a civil penalty of $0.2 million to the MAAG (with fifty thousand dollars suspended pending satisfactory completion of remediation at the Southbridge landfill, which work has been satisfactorily completed) and twenty thousand dollars to the Town of Charlton, where the affected wetlands were located. This matter is now closed with respect to the MAAG, other than on-going compliance.

The Company anticipates that the execution of the remediation plan, including resolution of the MAAG matter as discussed above and related matters outside the scope of the MAAG matter, will involve remediation costs of approximately $3.6 million, and that such costs could be higher if actual costs exceed estimates. Of such $3.6 million, the Company has incurred costs of approximately $3.4 million as of December 31, 2014, and anticipates spending an additional approximately $0.2 million for final site work completion. The Company has provided its insurer with notice of the plan. The Company has entered into settlement agreements and releases with the contractor and technical advisor that provided services at the site and with its insurance company. The contractor, Casella Construction, Inc. (“CCI”), which continued to perform work for the Company at the Southbridge landfill to assist in the remediation of the site, has agreed to contribute $0.7 million in cash and non-compensable services. CCI is owned by John Casella, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, and Doug Casella, a member of the Company’s Board of Directors. The technical advisor, Geosyntec Consultants, Inc. (“GCI”) has agreed to contribute $1.3 million to the Company’s costs in cash. The Company’s insurer, Steadfast Insurance Company (“Steadfast”) has contributed $0.2 million to the Company’s costs in cash, and waived its rights of subrogation against all third parties. Accordingly, the Company believes that the residual loss to the Company will be approximately $1.4 million, including the resolution of the MAAG matter as discussed above, and after undertaking certain additional site work outside the scope of the MAAG matter and accounting for contributions from CCI, GCI, and Steadfast. Accordingly, the Company has recorded a charge of $1.0 million in transition period 2014 as an environmental remediation charge. The Company had previously recorded a charge of $0.4 million in fiscal year 2014 as an environmental remediation charge.

Completion of Biofuels Site Improvements

In the two months ended December 31, 2014, the Company has recorded $0.6 million of income associated with KTI Biofuels, Inc. (“Biofuels”), a construction and demolition material processing facility located in Lewiston, Maine, that the Company divested in the first quarter of fiscal year 2014. In connection with the divestiture, the Company agreed to complete certain site improvements at Biofuels, which improvements were completed in December 2014. The income is the result of unwinding excess remaining reserves to complete the site improvements.

Safe Harbor Statement

Certain matters discussed in this Current Report, including the exhibit hereto, are “forward-looking statements,” including the Company’s transition period 2014 preliminary estimated financial results and the various transactions described herein, intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company “anticipates,” “will,” “intends,” “expects”, “plans”, “estimates” and other similar expressions. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. The Company cannot guarantee that the events described herein will occur on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things, market conditions and the Company’s ability to consummate transactions. The Company expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise, except as required.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: February 6, 2015	By:	/s/ Edmond R. Coletta
		Name:	Edmond R. Coletta

		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Information of Casella Waste Systems, Inc.